The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2017

Pricing Supplement No. 2017—USNCH0786 to Product Supplement No. EA-02-06 dated April 7, 2017,

Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated October-----, 2017

Citigroup Global Markets Holdings Inc. $---- Trigger Absolute Return Autocallable Notes

Linked to the Common Stock of Morgan Stanley Due On or About October 24, 2019

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Absolute Return Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the common stock of Morgan Stanley (the “underlying”). If the closing price of the underlying is greater than or equal to the initial underlying price on any observation date (beginning three months after issuance), we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. If by maturity the notes have not been called (including on the final valuation date), the amount you receive at maturity will depend on the final underlying price. If the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a return equal to the absolute value of the percentage decline in the closing price of the underlying from the trade date to the final valuation date (the “contingent absolute return”). However, if the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying. The notes do not pay interest. The contingent absolute return and the contingent repayment of the stated principal amount apply only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑    Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing price of the underlying is greater than or equal to the initial underlying price on any observation date (beginning three months after issuance). The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors may have full downside market exposure to the underlying at maturity.

❑    Downside Exposure with Contingent Absolute Return at Maturity — If by maturity the notes have not been called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, you will receive the stated principal amount of the notes at maturity plus the contingent absolute return. However, if by maturity the notes have not been called and the final underlying price is less than the downside threshold, the contingent absolute return will not apply and you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date Settlement date[2] Observation dates[3]	October 20, 2017 October 25, 2017 Quarterly (See page PS-5)
Final valuation date[3] Maturity date	October 21, 2019 October 24, 2019
[1] Expected [2] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [3] See page PS-5 for additional details

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Absolute Return Autocallable Notes Linked to the common stock of Morgan Stanley. Any payment on the notes will be determined by the performance of the underlying. The call return rate, initial underlying price and downside threshold will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlying	Call Return Rate	Initial Underlying Price	Downside Threshold	CUSIP/ISIN
Common stock of Morgan Stanley (Ticker: MS)	10.00% to 10.30% per annum	$	$ , which is 75% of the initial underlying price	17325K867 / US17325K8678

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.15	$9.85
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.400, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.15 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.85 per note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.85 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Each scheduled observation date is subject to postponement as if it were the scheduled valuation date as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦  Product Supplement No. EA-02-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦  Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Absolute Return Autocallable Notes Linked to the Common Stock of Morgan Stanley that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “Morgan Stanley” beginning on page PS-12 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing price of the underlying will be greater than or equal to the initial underlying price on one of the specified observation dates or will close at or above the downside threshold on the final valuation date.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the call return or, if the notes have not been called, the contingent absolute return (as limited by the downside threshold), regardless of the potential appreciation of the underlying, which could be significant.

♦   You would be willing to invest in the notes if the call return rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual call return will be set on the trade date).

♦   You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek current income from your investment and are willing to forgo the dividends paid on the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You do not believe the closing price of the underlying will be greater than or equal to the initial underlying price on any one of the specified observation dates or at or above the downside threshold on the final valuation date.

♦    You believe the closing price of the underlying will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You do not understand or accept the risks associated with the underlying.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return or, if the notes have not been called, the contingent absolute return (as limited by the downside threshold).

♦    You would be unwilling to invest in the notes if the call return rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual call return will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦    You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately two years, unless called earlier
Trade date[1]	October 20, 2017
Settlement date[1]	October 25, 2017. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	October 21, 2019
Maturity date[1]	October 24, 2019
Underlying[1]	The common stock of Morgan Stanley (Ticker: MS)
Underlying issuer	Morgan Stanley
Automatic call feature

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on any observation date (beginning three months after issuance).

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

Observation dates[1,2]	January 22, 2018 April 20, 2018 July 20, 2018 October 22, 2018 January 22, 2019 April 22, 2019 July 22, 2019 October 21, 2019 (the “final valuation date”).
Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 10.00% to 10.30% per annum (the actual call return rate will be set on the trade date).

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes plus a return equal to the contingent absolute return, calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

If the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Downside threshold[3]	-----, 75.00% of the initial underlying price
Contingent absolute return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Initial underlying price[3]	The closing price of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 ___________________________

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the observation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

3 Subject to adjustment upon the occurrence of any of the events described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Investment Timeline

Trade date	The closing price of the underlying (the initial underlying price) is observed, the downside threshold is set and the call return rate is determined.

Quarterly, beginning January 22, 2018 (including the final valuation date)

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on any observation date (beginning three months after issuance).

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date

The final underlying price is observed on the final valuation date.

If the notes are not called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes plus a return equal to the contingent absolute return, calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

If the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, we will pay you an amount in cash per note that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the underlying, equal to:

$10.00 × (1 + underlying return)

Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 10.00% to 10.30% per annum. The actual call return rate will be set on the trade date.)	Call Price (Per $10 stated principal amount)
January 22, 2018	2.500% to 2.575% of the stated principal amount	$10.2500 to $10.2575
April 20, 2018	5.000% to 5.150% of the stated principal amount	$10.5000 to $10.5150
July 20, 2018	7.500% to 7.725% of the stated principal amount	$10.7500 to $10.7725
October 22, 2018	10.000% to 10.300% of the stated principal amount	$11.0000 to $11.0300
January 22, 2019	12.500% to 12.875% of the stated principal amount	$11.2500 to $11.2875
April 22, 2019	15.000% to 15.450% of the stated principal amount	$11.5000 to $11.5450
July 22, 2019	17.500% to 18.025% of the stated principal amount	$11.7500 to $11.8025
October 21, 2019 (the “final valuation date”)	20.000% to 20.600% of the stated principal amount	$12.0000 to $12.0600

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the underlying and, if the notes are not automatically called, will depend on whether, and the extent to which, the final underlying price is less than the downside threshold. If the notes are not automatically called on any of the observation dates and the final underlying price is less than the downside threshold, the contingent absolute return will not apply and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes if the notes are called is limited to the call return. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as three months after the settlement date, you may not receive the call return associated with a later valuation date. If the notes are not called, any positive return on the notes will be limited by the downside threshold because you will receive only the contingent absolute return if the final underlying price is greater than or equal to the downside threshold. You will not receive the contingent absolute return and will lose some or all of your investment if the final underlying price is less than the downside threshold. You will not participate in any potential appreciation of the underlying even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The contingent absolute return is contingent, and you will have full downside exposure to the underlying if the final underlying price is less than the downside threshold — If the notes are not automatically called on any of the observation dates and the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of the notes plus a return equal to the contingent absolute return. However, if the notes are not automatically called on any of the observation dates and the final underlying price is below the downside threshold, the contingent absolute return will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. The notes will have full downside exposure to the decline of the underlying if the final underlying price is below the downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent absolute return applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the price of the underlying is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. Moreover, unlike a direct investment in the underlying, the appreciation potential of the notes is limited, as described above.

♦	Single equity risk — The return on the notes, which may be negative, is directly linked to the performance of the underlying. The price of the underlying can rise or fall sharply due to factors specific to that underlying and the underlying issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the notes, should make your own investigation into the underlying issuer and the underlying for your notes. For additional information regarding the underlying issuer, please see the section “Morgan Stanley” in this pricing supplement and the underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying issuer with the SEC.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing price of the underlying solely on the observation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing price of the underlying only on the observation dates. You will not receive the contingent absolute return at maturity if the closing price of the underlying on the final valuation date is less than the downside threshold, even if the closing price of the underlying is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing price of the underlying is greater than or equal to the initial underlying price on any observation date, even if the closing price of the underlying is less than the initial underlying price on other days during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing price of the underlying, particularly around the observation dates. You should understand that the price of the underlying has historically been highly volatile. See “Morgan Stanley” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning three months after issuance, on any observation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as three months. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return and the contingent absolute return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the underlying issuer, including extending loans to, making equity investments in or providing advisory services to the underlying issuer. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about the underlying issuer, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of the underlying issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The historical performance of the underlying is not an indication of the future performance of the underlying — The historical performance of the underlying, which is included in this pricing supplement under “The Underlying” below, should not be taken as an indication of the future performance of the underlying during the term of the notes. Changes in the price of the underlying will affect the value of the notes and the payments you will receive on the notes, but it is impossible to predict whether the price of the underlying will fall or rise.

♦	You will have no rights against the underlying issuer, and you will not receive dividends on the underlying — As a holder of the notes, you will not be entitled to any rights with respect to the underlying or the underlying issuer, including voting rights and rights to receive any dividends or other distributions on the underlying, but you will be subject to all changes affecting the underlying. The underlying issuer is not involved in the offering of the notes in any way, and the underlying issuer does not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the underlying issuer and are not responsible for its public disclosures — We are not affiliated with the underlying issuer, and the underlying issuer is not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the underlying issuer, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity. The underlying issuer does not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the underlying issuer.

In addition, as we are not affiliated with the underlying issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying or the underlying issuer contained in the underlying issuer’s public disclosures. We have made no “due diligence” or other investigation into the underlying issuer. As an investor in the notes, you should make your own investigation into the underlying issuer.

♦	Even if the underlying issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the underlying issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the price of the underlying — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	If the underlying is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

♦	The notes may become linked to shares of an issuer other than the original underlying issuer upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the underlying issuer enters into a merger agreement that provides for holders of the underlying to receive stock of another entity, the stock of such other entity will become the underlying for all purposes of the notes upon consummation of the merger. Additionally, if the underlying is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments,” and “—Delisting of Company Shares” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the underlying that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any observation date, determining whether to postpone the observation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price or the downside threshold upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting successor underlying or performing an alternative calculation of the price of the underlying if the underlying is delisted and we do not exercise our call right (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the notes should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the notes will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the notes should not be subject to withholding under Section 871(m). If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	2 years (unless earlier called)
Hypothetical initial underlying price:	$50
Hypothetical downside threshold:	$37.50 (which is 75% of the hypothetical initial underlying price)
Hypothetical call return rate:	10.00% per annum
Observation dates:	Observation dates will occur quarterly as set forth on page PS-5 in this pricing supplement.

*(i) The hypothetical call return rate per annum may not represent the actual call return rate per annum and (ii) the hypothetical initial underlying price and downside threshold may not represent the actual initial underlying price and downside threshold, respectively, applicable to the notes.  The actual call return rate, initial underlying price and downside threshold for the notes will be determined on the trade date.

Example 1 — Notes are Called on the First Valuation Date

Closing price on first valuation date:	$60.00 (greater than or equal to initial underlying price, notes are called)
Call price (per $10.00 stated principal amount):	$10.25

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $10.25 per $10.00 stated principal amount (an 2.50% total return on the notes).

Example 2 — Notes are Called on the Final Valuation Date; the Final Underlying Price is Greater Than the Initial Underlying Price

Closing price on first through seventh observation dates:	Various (all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$55.00 (greater than the initial underlying price, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $2.00 $12.00

Because the final underlying price is greater than the initial underlying price on the final valuation date, the notes are called and we would pay you at maturity a total of $12.00 (the $10.00 stated principal amount plus the call return of 20.00%).

Example 3 — Notes are NOT Called on the Final Valuation Date; the Final Underlying Price is Greater Than the Downside Threshold but Less than the Initial Underlying Price

Closing price on first through seventh observation dates:	Various (all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$47.50 (greater than the downside threshold but less than the initial underlying price and equal to a -5% underlying return, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + ($10.00 × contingent absolute return) $10.00 + ($10.00 × 5.000%) $10.00 + 0.50 $10.50

Because the final underlying price is greater than the downside threshold but less than the initial underlying price on the final valuation date, the notes are not called and we would pay you at maturity a total of $10.50 per $10.00 stated principal amount (5.00% total return), reflecting the contingent absolute return of 5.00%.

Example 4 — Notes are NOT Called and the Final Underlying Price is Less Than the Downside Threshold on the Final Valuation Date

Closing price on first through seventh observation dates:	Various ( all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$15.00 (less than initial underlying price and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 × (1 + underlying return) $10.00 × (1 + –70.00%) $10.00 × 0.30 $3.00

Because the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, the contingent absolute return would not apply and we would pay you at maturity a total of $3.00 per $10.00 stated principal amount (a 70.00% loss on the notes).

Morgan Stanley

According to its publicly available filings with the SEC, Morgan Stanley is a global financial services firm that advises, orginates, trades, manages and distributes capital for governments, institutions and individuals.  Information provided to or filed with the SEC by Morgan Stanley pursuant to the Exchange Act can be located by reference to the SEC file number 001-11758.  The common stock of Morgan Stanley, par value $0. 01 per share (Bloomberg ticker: MS), is listed on The New York Stock Exchange.

This pricing supplement relates only to the notes offered hereby and does not relate to the underlying or other securities of the underlying issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying and the underlying issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying issuer, such publicly available documents or any other publicly available information regarding the underlying issuer.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying issuer is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the underlying.

Historical Information Regarding the Common Stock of Morgan Stanley

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the underlying from January 2, 2008 through October 17, 2017. The closing price of the underlying on October 17, 2017 was $49.12. The initial underlying price will be the closing price of the underlying on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the underlying has experienced significant fluctuations. The historical performance of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the underlying during the term of the notes. We cannot give you assurance that the performance of the underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the underlying will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the underlying.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$51.81	$36.38	$0.270
4/1/2008	6/30/2008	$50.65	$36.07	$0.270
7/1/2008	9/30/2008	$45.39	$20.99	$0.270
10/1/2008	12/31/2008	$24.42	$9.20	$0.270
1/2/2009	3/31/2009	$25.91	$13.10	$0.270
4/1/2009	6/30/2009	$31.39	$21.08	$0.067
7/1/2009	9/30/2009	$32.98	$25.50	$0.050
10/1/2009	12/31/2009	$35.74	$29.12	$0.050
1/4/2010	3/31/2010	$32.92	$26.60	$0.050
4/1/2010	6/30/2010	$31.94	$23.21	$0.050
7/1/2010	9/30/2010	$27.87	$22.83	$0.050
10/1/2010	12/31/2010	$27.66	$24.19	$0.050
1/3/2011	3/31/2011	$30.99	$27.11	$0.050
4/1/2011	6/30/2011	$27.76	$21.93	$0.050
7/1/2011	9/30/2011	$24.20	$13.06	$0.050
10/3/2011	12/30/2011	$19.41	$12.47	$0.050
1/3/2012	3/30/2012	$21.17	$15.90	$0.050
4/2/2012	6/29/2012	$19.81	$12.36	$0.050
7/2/2012	9/28/2012	$18.24	$12.62	$0.050
10/1/2012	12/31/2012	$19.27	$16.09	$0.050
1/2/2013	3/28/2013	$24.32	$19.58	$0.050
4/1/2013	6/28/2013	$27.15	$20.31	$0.050
7/1/2013	9/30/2013	$29.02	$24.04	$0.050

10/1/2013	12/31/2013	$31.62	$26.55	$0.050
1/2/2014	3/31/2014	$33.40	$28.95	$0.050
4/1/2014	6/30/2014	$32.66	$28.47	$0.100
7/1/2014	9/30/2014	$36.13	$31.36	$0.100
10/1/2014	12/31/2014	$39.00	$32.53	$0.100
1/2/2015	3/31/2015	$38.71	$33.77	$0.100
4/1/2015	6/30/2015	$40.21	$35.91	$0.150
7/1/2015	9/30/2015	$40.54	$31.01	$0.150
10/1/2015	12/31/2015	$35.41	$31.29	$0.150
1/4/2016	3/31/2016	$31.48	$21.69	$0.150
4/1/2016	6/30/2016	$27.78	$23.61	$0.150
7/1/2016	9/30/2016	$32.24	$25.00	$0.200
10/3/2016	12/31/2016	$43.73	$31.73	$0.200
1/3/2017	3/24/2017	$46.83	$41.58	$0.200
4/3/2017	6/30/2017	$45.72	$40.69	$0.200
7/3/2017	9/29/2017	$48.31	$44.01	$0.250
10/2/2017	10/17/2017*	$49.76	$48.30	$0.000
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2017 includes data for the period from October 2, 2017 through October 17, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the performance of the underlying from January 2, 2008 to October 17, 2017. The closing price of the underlying on October 17, 2017 was $49.12. We obtained the closing prices of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.15 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.85 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a notes exchange and you may not be able to sell them prior to maturity.”

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